Exhibit 99.1

Excel Trust Announces Results For the Quarter Ended September 30, 2013, Increases Dividend

SAN DIEGO--November 6, 2013-- Excel Trust, Inc. (NYSE:EXL) announced today financial and operating results for the quarter ended September 30, 2013. A supplemental financial package with additional information can be found on Excel Trust’s website under the Investor Relations tab.

Highlights for the Third Quarter 2013

•	Reported Adjusted Funds from Operations (AFFO) for the quarter of $11.7 million, or $0.24 per diluted share, representing an increase of 14% from a year ago
•	Reported Funds from Operations (FFO) for the quarter of $11.0 million, or $0.22 per diluted share, representing an increase of 22% from a year ago
•	Increased common stock dividend to $0.175 per share for the fourth quarter 2013 (previously $0.17 per share), which equates to an annualized rate of $0.70 per share
•	Acquired $96.6 million in assets
•	Realized a gain of approximately $12.0 million through asset sales
•	Subsequent to quarter close, expanded unsecured credit facility to $300.0 million and improved terms
•	Subsequent to quarter close, reached an agreement to issue $100.0 million in private unsecured notes to Prudential Capital Group

“We have made significant strides in executing our 2013 goals since the last quarter. We successfully reached an agreement to issue $100 million in private, unsecured notes and further expanded and improved the terms of our existing unsecured credit facility,” commented Gary Sabin, Excel Trust’s CEO. He continued, “We also realized a significant return on our invested capital and improved the quality of our portfolio by selling two non-core properties and redeploying proceeds around our strategic geographic hubs.”

Financial Results

Excel Trust reported Adjusted Funds From Operations (AFFO) for the three-month period ended September 30, 2013 of $11.7 million, or $0.24 per diluted share, and Funds From Operations (FFO) of $11.0 million, or $0.22 per diluted share. Net income attributable to the common stockholders was $10.7 million, or $0.22 per diluted share. This compares to AFFO of $7.2 million, or $0.21 per diluted share, FFO of $6.2 million or $0.18 per diluted share and net loss of $2.2 million, or $0.07 per diluted share in the three-month period ended September 30, 2012.

Excel Trust reported AFFO for the nine months ended September 30, 2013 of $32.4 million, or $0.67 per diluted share and FFO of $33.4 million, or $0.69 per diluted share. Net income attributable to the common stockholders for the nine months ended September 30, 2013 was $8.9 million, or $0.18 per diluted share. This compares to AFFO of $20.1 million, or $0.58 per diluted share, FFO of $18.7 million or $0.54 per diluted share and a net loss of $6.3 million, or 0.21 per diluted share in the nine-month period ended September 30, 2012.

Deducted from FFO for the quarter ended September 30, 2013 was $600,000 of transaction costs, or $0.01 per share. Transaction costs in the third quarter of 2012 were $637,000. Also deducted from FFO was non-cash compensation expense of approximately $583,000, or $0.01 per share, resulting from the Company’s incentive stock award plan. This expense was $817,000 in the third quarter of 2012.

Excel Trust considers AFFO and FFO important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of real estate investment trusts (REITs), many of which present AFFO and FFO when reporting their results. A complete reconciliation containing adjustments from GAAP net income available to common shareholders to AFFO and FFO and a definition of both are included at the end of this release.

Operating Results

At the end of the third quarter 2013, the retail portfolio was 94.0% leased compared to 93.7% in the second quarter 2013. Anchor space was 99.4% leased compared to 99.6% in the second quarter 2013 and inline space was 83.8% leased compared to 82.7% during the second quarter 2013.

During the third quarter 2013, the Company signed 44 new leases and renewals, totaling 156,072 square feet. The releasing spread on comparable new leases was 5.7%.

Same Store Net Operating Income (“SSNOI”) on a cash basis for the third quarter 2013 increased 0.3%. Year-to-date, SSNOI on a cash basis increased 2.9%. SSNOI growth for the third quarter was lower than previous quarters primarily due to tenant vacancies at The Promenade and Promenade Corporate Center. Some of those vacancies have already been leased and the Company will further discuss leasing plans and other SSNOI details tomorrow on the conference call.

Summary of Significant Activities During Third Quarter 2013

Acquisitions

On July 1, 2013, the Company acquired Stadium Center, a retail shopping center with 403,526 square feet of GLA located in Manteca, California for $41.2 million. The Company acquired 160,726 square feet as Costco and Kohl’s, which anchor the property, are both tenant owned. Other major tenants include Ross Dress for Less, Jo-Ann, OfficeMax, and Old Navy.

On August 1, 2013, the Company acquired League City Towne Center, a retail shopping center with 474,990 square feet of GLA located in League City (Houston), Texas, for approximately $39.5 million. The Company owns 194,736 square feet as SuperTarget and Home Depot, which anchor the property, are both tenant owned. Other major tenants include Ross Dress for Less, TJ Maxx, Michael’s, PetSmart, and Staples.

On August 27, 2013, the Company acquired a land parcel subject to a ground lease at The Promenade retail center for approximately $16.0 million, excluding closing costs. A 133,120 square foot retail building on the parcel is currently occupied by Living Spaces.

Dispositions

On July 19, 2013, the Company sold the Walgreens property located in North Corbin, KY for $4.5 million. The Company recognized a gain of approximately $1.1 million on the sale.

On September 13, 2013, the Company sold Grant Creek Town Center property, located in Missoula, Montana, for approximately $32.3 million. The Company recognized a gain of approximately $10.8 million on the sale.

Events Subsequent to Third Quarter 2013

On October 1, 2013, the Company reached an agreement in principle to issue $100.0 million in senior unsecured notes to Prudential Capital Group. It is anticipated that $75.0 million will mature in 2020 and $25.0 million will mature in 2023 for a weighted average maturity of 7.8 years and a weighted average fixed interest rate of 4.6%. The issuance of the notes is subject to customary conditions including the negotiation and execution of definitive loan documents. There can be no assurances that these conditions will be satisfied or that the issuance will occur on the terms described herein, or at all.

On October 4, 2013, the Company acquired a 38,000 square foot building leased to LA Fitness in San Diego, California for approximately $14.3 million. The property is situated in a fast growing, master planned community less than 3 miles from Excel Trust’s headquarters. The area features average household income of $116,000 and $122,000 and population of 62,000 and 160,000 in a 3 and 5 mile radius respectively.

On October 8, 2013, the Company amended its credit facility. The facility now bears interest at a rate per annum equal to LIBOR plus 1.45% to 2.05% (down from 1.65% to 2.25%), depending on the Company’s leverage ratio. If Excel Trust publishes an investment-grade credit rating in the future, terms may further improve. The facility has been increased to $300.0 million and includes an accordion feature that allows for an increase up to $500.0 million under specified circumstances. The maturity date of the credit facility is April 2018 and can be extended for six months at the Company’s option.

Fourth Quarter 2013 Dividend Declared

The Board of Directors declared a fourth quarter 2013 cash dividend of $0.175 per common share payable on January 15, 2014 to shareholders of record as of December 31, 2013.

The Board of Directors has also declared a dividend of $0.4375 per share on the Company’s Series A Cumulative Convertible Perpetual Preferred Shares, and a dividend of $0.5078 on its Series B Cumulative Redeemable Preferred Shares. The dividend on Excel Trust’s outstanding Series A and Series B Preferred Shares will be payable on January 15, 2014 to the Series A and Series B Preferred shareholders of record as of December 31, 2013.

Guidance

Excel Trust expects its AFFO per share for fiscal year 2013 to be between $0.88 and $0.91 and its FFO per share to be between $0.87 and $0.90.

Guidance includes anticipated acquisitions of $150-200 million for 2013, but no longer excludes transaction costs and other non-recurring non-cash items (i.e. the non-recurring gain of $0.03 related to West Broad Village in the second quarter 2013 is now contemplated in 2013 guidance). The Company will further discuss assumptions surrounding guidance tomorrow on the conference call.

The foregoing estimates are forward-looking and reflect management’s view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, and the amount and timing of acquisitions and development activities. Excel Trust’s actual results may differ materially from these estimates.

Conference Call

In conjunction with Excel Trust’s results, you are invited to listen to its conference call on Thursday, November 7, 2013 at 1:00 p.m. Eastern Time.

PHONE: Conference call access information is as follows:

Dial in number: (800) 299-8538

International Dial in number: (617) 786-2902

Pass code: 34697712

INTERNET: A live webcast of the conference call will be available through Excel Trust’s web site at www.exceltrust.com. The conference call will be recorded and available for replay for seven days beginning at 4:00 p.m. ET on November 7, 2013. Replay access information is as follows:

Dial in number: (888) 286-8010

International Dial in number: (617) 801-6888

Pass code: 30082346

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that primarily targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.

Forward Looking Statements

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions related to the Company’s expectations regarding the performance of its business, its liquidity and capital resources and other non-historical statements. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct.

Funds From Operations (FFO) and Adjusted Funds From Operations (AFFO)

Excel Trust considers FFO and AFFO to be important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO and AFFO when reporting their results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, they provide a performance measure that, when compared year-over-year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

Excel Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT. As defined by NAREIT, FFO represents net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding real estate-related depreciation and amortization, impairment charges and net gains (losses) on the disposition of assets and after adjustments for unconsolidated partnerships and joint ventures. Excel Trust computes AFFO by adding to FFO the non-cash compensation expense, amortization of prepaid financing costs and non-recurring transaction costs, and other one-time items, then subtracting or adding straight-line rents, amortization of above and below market leases and non-incremental capital expenditures. Excel Trust’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO and AFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties.

FFO and AFFO should not be considered alternatives to net income (loss) (computed in accordance with GAAP) as an indicator of Excel Trust’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of Excel Trust’s liquidity, nor are they indicative of funds available to fund Excel Trust’s cash needs, including Excel Trust’s ability to pay dividends or make distributions.

Summarized Financial Statements

Reported results are preliminary and not final until the filing of Excel Trust’s Form 10-Q or 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment. The accompanying notes to follow in the Form 10-Q or 10-K are an integral part of these consolidated financial statements.

Balance Sheets

EXCEL TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2013	December 31, 2012
ASSETS:

Property:
Land	$355,509	$320,289
Buildings	620,840	564,352
Site improvements	60,459	51,875
Tenant improvements	52,254	42,903
Construction in progress	3,297	1,709
Less accumulated depreciation	(54,409)	(36,765)

Property, net	1,037,950	944,363
Cash and cash equivalents	3,483	5,596
Restricted cash	41,139	5,657
Tenant receivables, net	3,500	5,376
Lease intangibles, net	80,273	85,646
Mortgage loan receivable	-	-
Deferred rent receivable	8,462	5,983
Other assets (1)	18,944	17,618
Real estate held for sale, net of accumulated amortization	-	-
Investment in unconsolidated entities	8,371	9,015

Total assets	$1,202,122	$1,079,254

LIABILITIES AND EQUITY:

Liabilities:
Mortgages payable, net	$308,365	$333,935
Notes payable	193,500	75,000
Accounts payable and other liabilities	25,893	25,319
Lease intangibles, net	27,884	26,455
Dividends/distributions payable	10,684	9,773

Total liabilities	566,326	470,482

Equity:
Stockholders’ equity
Preferred stock	136,423	136,423
Common stock	480	448
Additional paid-in capital	469,034	459,151
Cumulative deficit	15,732	(1,414)

	621,669	594,608

Accumulated other comprehensive loss	(107)	(572)

Total stockholders’ equity	621,562	594,036
Non-controlling interests	14,234	14,736

Total equity	635,796	608,772

Total liabilities and equity	$1,202,122	$1,079,254

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

(1) Other assets is primarily comprised of deposits, notes receivable, prepaid expenses and furniture, fixtures, and equipment

Statements of Operations

EXCEL TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data and dividends per share)

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
Revenues:
Rental revenue	$23,556	$16,800	$67,685	$48,800
Tenant recoveries	5,022	4,000	14,099	10,297
Other income	353	285	954	972

Total revenues	28,931	21,085	82,738	60,069

Expenses:
Maintenance and repairs	1,821	1,411	5,239	4,020
Real estate taxes	3,354	2,521	9,312	6,929
Management fees	698	181	1,331	539
Other operating expenses	1,845	977	4,707	2,735
Changes in fair value of contingent consideration	(10)	(121)	(1,568)	(121)
General and administrative	3,399	3,318	10,536	10,155
Depreciation and amortization	11,637	8,321	34,613	24,488

Total expenses	22,744	16,608	64,170	48,745

Net operating income	6,187	4,477	18,568	11,324
Interest expense	(4,728)	(3,939)	(13,751)	(11,149)
Interest income	49	19	146	125
Income (loss) from equity in unconsolidated entities	12	-	(13)	-
Changes in fair value of financial instruments and gain on OP unit redemption	-	61	230	1,112

Net income (loss) from continuing operations	1,520	618	5,180	1,412
Income from discontinued operations before gain on sale of real estate assets	345	43	481	39
Gain on sale of real estate assets	11,974	-	11,974	-

Income from discontinued operations	12,319	43	12,455	39

Net income (loss)	13,839	661	17,635	1,451
Net (income) loss attributable to non-controlling interests	(356)	(2)	(489)	14

Net income (loss) attributable to Excel Trust, Inc.	13,483	659	17,146	1,465
Preferred stock dividends	(2,744)	(2,744)	(8,232)	(7,609)

Net income (loss) attributable to the common stockholders	$10,739	$(2,085)	$8,914	$(6,144)

Basic and diluted net income (loss) per share	$0.22	$(0.07)	$0.18	$(0.21)

Weighted-average common shares outstanding -basic and diluted	47,497	33,294	46,674	32,616

Dividends declared per common share	$0.1700	$0.163	$0.510	$0.488

The notes in the Form 10-Q or 10-K are an integral part of these condensed consolidated financial statements.

Reconciliation of Net Income to FFO and AFFO

For the Periods Ended June 30, 2013

(In thousands, except per share data)

Excel Trust, Inc.’s FFO and AFFO available to common stockholders and operating partnership unitholders and a reconciliation to net income (loss) for the six months ended June 30, 2013 and 2012 is as follows:

	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012

Net income (loss) attributable to the common stockholders	$10,739	$(2,243)	$8,914	$(6,302)

Add:
Non-controlling interests in operating partnership	279	(73)	240	(230)
Preferred stock dividends	-	-
Depreciation and amortization	11,766	8,602	35,306	25,432
Deduct:
Depreciation and amortization related to joint venture	214	(41)	879	(165)
Gain on acquisition of real estate and sale of land parcel	-	-	-	-
Gain on sale of real estate assets	(11,974)	-	(11,974)	-

Funds from operations	$11,024	$6,245	$33,365	$18,735

Adjustments:
Transaction costs	600	637	1,046	1,186
Deferred financing costs	387	451	1,300	1,410
Stock-based and other non-cash compensation expense	583	817	1,713	2,406
Changes in fair value of contingent consideration	(10)	(121)	(1,568)	(121)
Changes in fair value of financial instruments	-	(61)	(230)	(1,112)
Straight-line effects of lease revenue	(664)	(632)	(2,588)	(2,009)
Amortization of above-and below-market leases	(14)	158	204	(12)
Non-incremental capital expenditures	(227)	(233)	(577)	(372)
Non-cash expenses (income) related to joint venture	6	-	(275)	-

Adjusted funds from operations	$11,685	$7,261	$32,390	$20,111

Weighted average common shares outstanding	47,497	33,294	46,674	32,616
Add (4):
OP units	1,225	1,057	1,230	1,218
Restricted stock	172	286	206	323
Contingent consideration related to business combinations	-	90		91
LTIP restricted stock	-	-	-	-
Common stock issuable upon conversion of preferred stock	-	-	-	-

Weighted average common shares outstanding-diluted (FFO and AFFO)	48,894	34,727	48,110	34,248

Funds from operations per share (diluted)	$0.22	$0.18	$0.69	$0.54
Adjusted funds from operations per share (diluted)	$0.24	$0.21	$0.67	$0.58

Other Information:
Leasing commissions paid	$396	$151	$1,366	$268
Tenant improvements paid	$3,391	$511	$6,483	$858